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[VIRGINIA COMMONWEALTH FINANCIAL CORPORATION LOGO]
                                                  [CAROLINE SAVINGS BANK LOGO]
FOR IMMEDIATE RELEASE                                        February 14, 2000


                   Virginia Commonwealth Financial Corporation
                            and Caroline Savings Bank
                      Announce Consummation of Affiliation


Culpeper and Bowling Green, Virginia - Virginia Commonwealth Financial Corporation (Nasdaq: VCFC) and Caroline Savings Bank (Caroline) today jointly announced the consummation of the affiliation with Virginia Commonwealth Financial Corporation. Caroline shareholders received .7959 shares of Virginia Commonwealth Financial Corporation stock for each share of Caroline Savings Bank in a tax-free exchange.

Caroline Savings Bank will operate as a subsidiary of Virginia Commonwealth Financial Corporation, along with Second Bank & Trust and Virginia Heartland Bank. W.R. Southworth, President and CEO of Caroline Savings Bank, and E. Page Butler, a current director of Caroline, will join the board of directors of Virginia Commonwealth Financial Corporation.

In announcing the completion of the affiliation, W. R. Southworth stated, "We are pleased to announce the completion of our affiliation with Virginia Commonwealth Financial Corporation, and appreciate the support of our shareholders during this process. We are excited about joining a strong financial service organization, which will allow us to build upon our successes and provide enhanced service to our customers and value to the shareholders.

The transaction results in Virginia Commonwealth Financial Corporation having approximately $418 million in combined assets and $47 million in capital, with more than 2.4 million shares outstanding in the hands of over 2,800 shareholders. The combined entity will operate 13 branch offices in the counties of Caroline, Culpeper, Madison, Orange, Rockingham, Spotsylvania and the city of Fredericksburg.


For more information contact:

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
Virginia Commonwealth Financial Corporation             Caroline Savings Bank

William B. Young, Chairman of the Board                 W. R. Southworth, President and CEO
540/373-9700                                            804/633-9883
O.R. (Ed) Barham, Jr., President
540/825-4800
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